UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 11, 2014

CASH AMERICA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Texas	1-9733	75-2018239
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1600 West 7th Street

Fort Worth, Texas 76102

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 335-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 11, 2014, Cash America International, Inc. (the “Company”) entered into a Separation of Employment Agreement (the “Separation Agreement”) with Dennis J. Weese, who served as the Company’s Division President – Retail Services Division and left the Company to pursue other opportunities on January 3, 2014. The Separation Agreement provides Mr. Weese with certain pay and benefits that are generally consistent with the Company’s Severance Pay Plan for Executives, including 18 months of base salary continuation to be paid through July 3, 2015 in the aggregate amount of $697,500 (before any applicable withholding), 18 months of medical benefits, a lump sum cash payment of $35,769 to cover accrued but unpaid vacation and reimbursement for certain outplacement services, if utilized, for up to $9,000 that are available for a period of 12 months. In addition, the Separation Agreement allows for the vesting, on January 31, 2014 and February 22, 2014, of an aggregate of 9,090 time-based restricted stock units, which were granted to Mr. Weese in previous years. The Separation Agreement also includes certain releases and non-disclosure, non-solicitation and non-competition covenants, among other terms and conditions. The Separation Agreement provides Mr. Weese with a seven-day revocation period from the date the Separation Agreement was signed.

Because Mr. Weese remained employed by the Company on January 1, 2014, Mr. Weese may also receive up to a maximum of 6,744 shares of the Company’s common stock, par value $0.10 per share, in connection with a 2011 grant of performance-based restricted stock units that were eligible to vest on January 1, 2014, the vesting of which is based on the Company’s performance from January 1, 2011 through December 31, 2013 and is subject to certification by the Management Development and Compensation Committee of the Board of Directors at its regularly scheduled meeting in late January. All other unvested restricted stock unit grants that Mr. Weese previously received were forfeited when he left the Company. Additionally, Mr. Weese remains eligible to receive a cash payment under the Company’s 2013 Short-term Incentive Compensation Plan for Executive Officers and a contribution under the Company’s Supplemental Executive Retirement Plan if the Company’s Board of Directors elects to award either or both at its regularly scheduled meeting in late January.

A copy of the Separation Agreement is attached as Exhibit 10.1 hereto and incorporated herein by reference. The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 15, 2014, the Board of Directors (the “Board”) of the Company adopted the Second Amended and Restated Bylaws of Cash America International, Inc. (the “Amended Bylaws”). Listed below is a summary of the substantive changes that were made to the Amended Bylaws.

Article I—Shareholders

•	Article I, Section 8 (Votes Required for Action) was amended to change the voting standard for the election of directors in uncontested elections from a plurality to a majority of votes cast. A director nominee in an uncontested election will be elected to the Board if the director receives a majority of the votes cast, and if such director does not receive a majority of the votes cast, he or she is required to promptly tender a resignation to the Board that is subject to acceptance or rejection by the Board within 90 days from the date of the certification of the election results. In contested elections, the vote standard will continue to be a plurality of votes cast.

Article III—Officers

•	Article III, Section 1 (General) was amended to include the Chief Financial Officer in the list of officers enumerated in the Amended Bylaws and to change the title “Division President” to “Division Officers,” which may include one or more Division Presidents, Division Chief Executive Officers or other leaders of a division of the Company as deemed appropriate by the Board of Directors.

•	Article III, Section 6 (Vice Presidents and Division Officers) was amended to clarify that the President and Chief Executive Officer, or the Board of Directors in the absence of a designation by the President and Chief Executive Officer, can designate the Executive Vice President or Division Officer who will exercise the powers of the President and Chief Executive Officer during that officer’s absence or inability to act.

•	Article III, Section 7 (Chief Financial Officer and Treasurer) was amended to state that the Chief Financial Officer and the Treasurer shall control, audit and arrange the financial affairs of the Company, and shall have such powers and duties as may be assigned to him by the Board the Chairman of the Board or the President and Chief Executive Officer. This section was also amended to add that the Chief Financial Officer may also have certain concurrent duties that were previously enumerated as duties of the Treasurer.

A copy of the Amended Bylaws are attached as Exhibit 3.1 hereto and incorporated herein by reference. The foregoing summary of the revisions reflected in the Amended Bylaws is qualified in its entirety by reference to the Amended Bylaws.

The Company has also revised its Corporate Governance Principles to include the procedures to be followed if a director nominee in an uncontested election fails to receive a majority of the votes cast. The Company’s Corporate Governance Principles are available on the “Investor Relations” section of the Company’s website at www.cashamerica.com.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

3.1	Second Amended and Restated Bylaws of Cash America International, Inc.

10.1	Separation Agreement between Cash America Pawn L.P., a subsidiary of Cash America International, Inc., and Dennis J. Weese dated January 11, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.

Date: January 15, 2014	By:	/s/ J. Curtis Linscott
J. Curtis Linscott
Executive Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit	Description

3.1	Second Amended and Restated Bylaws of Cash America International, Inc.

10.1	Separation Agreement between Cash America Pawn L.P., a subsidiary of Cash America International, Inc., and Dennis J. Weese dated January 11, 2014